Exhibit 16

                                                             Execution Copy

                             PURCHASE AGREEMENT


                                by and among


                      PENSKE AUTOMOTIVE HOLDINGS CORP.


                                    and


                          THE BANK OF NOVA SCOTIA


                                dated as of


                             December 15, 2000







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                             PURCHASE AGREEMENT



PURCHASE AGREEMENT dated as of December 15, 2000, by and among THE BANK OF NOVA SCOTIA (the "Bank"), a chartered bank organized under the laws of Canada, and PENSKE AUTOMOTIVE HOLDINGS CORP., a Delaware corporation (the "Purchaser").

                                  RECITALS


WHEREAS,  the  Bank  is the  beneficial  owner  of  3,993,110  shares  (the
"Shares") of Voting Common Stock (the "Common Stock"), par value $0.0001 per share of United Auto Group, Inc., a Delaware corporation (the "Company");

WHEREAS, Calder & Co. ("Calder"), a partnership controlled by the Bank, is the Bank's nominee and record holder of the Shares, subject to the order of the Bank;

WHEREAS, Purchaser desires to purchase and the Bank desires to sell to Purchaser all of the Shares at a purchase price equal to $10.50 per share.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                 ARTICLE I

                      SALE AND PURCHASE OF SECURITIES

          1.1. The Purchase. At the Closing, subject to completion of all of the Closing Actions, the Purchaser shall purchase (the "Purchase") from the Bank, and the Bank shall sell to the Purchaser, the Shares at a purchase price of $10.50 per Share and an aggregate purchase price of $41,927,655.00 (the "Purchase Price"). In addition, each of Purchaser and the Bank, shall pay to Moness, Crespi, Handt ("MCH") an amount equal to $0.03 per Share for a total amount of $119,793.30 each (the "Commission").

     1.2. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution and delivery of this Agreement on the date hereof or on such other date as the Bank and the Purchaser may mutually determine (such date, the "Closing Date").

     1.3. Actions at the Closing. On the Closing Date, the following actions shall occur (the "Closing Actions"):

          (a) The Bank shall transfer the Shares to the Purchaser, evidenced by stock powers or other instruments reasonably requested by the Purchaser, free and clear of Encumbrances (as hereinafter defined) thereon.

          (b) The Purchaser shall pay the Purchase Price, less the Bank's share of the MCH Commission ($119,793.30), to the Bank by wire transfer pursuant to instructions provided by the Bank.

          (c) The Purchaser shall pay the total Commission, consisting of the Purchaser's share ($119,793.30) and the Bank's share ($119,793.30), to MCH by wire transfer pursuant to instructions provided by MCH.

                                 ARTICLE II

                     BANK REPRESENTATIONS & WARRANTIES

The Bank represents and warrants to the Purchaser as follows as of the date hereof:

     2.1. Organization and Good Standing; Power and Authority; Qualifications. The Bank is a bank duly organized, validly existing and in good standing under the laws of Canada and has all requisite power and authority to own, lease and operate its properties, to carry on its business as presently conducted and as proposed to be conducted. The Bank has all requisite power and authority to enter into and carry out the transactions contemplated by this Agreement.

     2.2. Authorization of the Documents. The execution, delivery and performance of this Agreement has been duly authorized by all requisite action on the part of the Bank, and this Agreement constitutes a legal, valid and binding obligation of the Bank, enforceable against the Bank, in accordance with its terms.

     2.3. No Conflict. The execution, delivery and performance by the Bank of this Agreement and the consummation by the Bank of the transactions contemplated hereby; and the sale and delivery by the Bank of the Shares will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to the Bank, the Shares or any of their other respective properties or assets, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under any agreement of the Bank, or result in the creation of any Encumbrance, upon any of the properties or assets of the Bank, including the Shares or (c) violate the charter or the by-laws of the Bank.

     2.4. Consents. Except as would not prevent the Bank from consummating the transaction contemplated hereby, no permit, authorization, consent or approval of or by, or any notification of or filing with any person (governmental or private) is required in connection with the execution, delivery and performance by the Bank of this Agreement or any documentation relating thereto, the consummation by the Bank of the transactions contemplated hereby, or the sale or delivery of the Shares.

     2.5. Ownership. The Bank is the lawful owner through its nominee, Calder, of the Shares, and the Bank has good title to the Shares, free and clear of any and all mortgages, rights of first refusal or first offer, security interest liens, mortgages, pledges, charges and similar restrictions (collectively, "Encumbrances"), and upon completion of the transaction contemplated by this Agreement, the Bank will cause Calder to transfer to the Purchaser good and valid title to the Shares free and clear of any Encumbrances.

     2.6. Brokers. Except as set forth in Section 1.1, no agent, broker, investment banker or other person or entity acting on behalf of the Bank or under the authority of the Bank is or will be entitled to any fee or commission directly or indirectly from any party hereto in connection with any of the transactions contemplated hereby.

                                ARTICLE III

                   PURCHASER REPRESENTATIONS & WARRANTIES

The Purchaser represents and warrants to the Bank as of the date hereof as follows:

     3.1. Investment. The Purchaser is acquiring the Shares for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

     3.2. No Registration. The Purchaser understands that (i) the Shares have not been registered under the Securities Act or any state securities laws, (ii) the Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration and/or regulation thereunder as the case may be, and
(iii) the Shares may be further restricted by legends on the share certificates.

     3.3. Accredited Investor. The Purchaser is an "Accredited Investor" (as defined in Rule 501(a) under the Securities Act).

     3.4. Organization. The Purchaser is duly organized and validly existing under the laws of the state of its organization and has all power and authority to enter into and perform this Agreement. The Agreement has been duly authorized by all necessary action on the part of the Purchaser. The Agreement constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms.

     3.5. Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action on the part of the Purchaser, and each part of this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser, in accordance with its terms.

     3.6. No Conflict. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to the Purchaser, or any of its properties or assets, (b) conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute (with due notice, lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any agreement of the Purchaser or (c) violate the Certificate of Incorporation or the bylaws of the Purchaser.

     3.7. Consents. Except as would not prevent the Purchaser from consummating the transaction contemplated hereby, no permit, authorization, consent or approval of or by , or any notification of or filing with any person (governmental or private) is required in connection with the execution, delivery and performance by the Purchaser of this Agreement or any documentation relating thereto, or the consummation by the Purchaser of the transactions contemplated hereby. Purchaser represents that its acquisition of the Shares from the Bank is exempt from the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") under 16 C.F.R. Section 802.21. Purchaser agrees that it shall indemnify the Bank and holds the Bank harmless from any penalties under the HSR Act with respect to this acquisition.

     3.8. Brokers. Except as set forth in Section 1.1, no agent, broker, investment banker or other person or entity acting on behalf of the Purchaser or under the authority of the Purchaser is or will be entitled to any fee or commission directly or indirectly from any party hereto in connection with any of the transactions contemplated hereby.

                                 ARTICLE IV

                               MISCELLANEOUS

     4.1. Notices. Except as otherwise provided in this Agreement, all notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopy (with confirmation promptly sent by regular mail), nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

                           (i)      if to the Bank, to:

                                    S.D.N. Belcher
                                    Executive Vice President
                                    The Bank of Nova Scotia
                                    40 King Street West, 6th Floor
                                    Toronto, Ontario
                                    Canada M5H 1H1

                                    and

                                    D. Norman Gillespie
                                    The Bank of Nova Scotia
                                    One Liberty Plaza, 25th Floor
                                    New York, NY 10006

                                    with a copy to:

                                    Chaim J. Fortgang, Esq.
                                    Wachtell, Lipton, Rosen & Katz
                                    51 W. 52nd Street
                                    New York, NY 10019


                           (ii)     if to the Purchaser, to:

                                    Penske Automotive Holdings Corp.
                                    13400 Outer Drive
                                    West Detroit, Michigan 48239-4001
                                    Attention:  General Counsel



All such notices, requests, consents and other communications shall be deemed to have been given when received.

     4.2. Amendments and Waivers. This Agreement may be amended, modified, supplemented or waived only upon the written agreement of the party against whom enforcement of such amendment, modification, supplement or waiver is sought.

     4.3. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and the personal representatives and assigns of the parties hereto, whether so expressed or not. Penske may freely assign the right to purchase stock but not its obligations under this Agreement to any wholly-owned subsidiary of Penske.

     4.4. Entire Agreement. This Agreement (with the documents referred to herein or delivered pursuant hereto) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

     4.5. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without giving effect (to the fullest extent permitted by law) to the conflicts of law principles thereof which might result in the application of the laws of any other jurisdiction.

     4.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. All signatures need not appear on any one counterpart.

     4.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     4.8. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     4.9. Expenses. Each party to this Agreement shall bear its own cost and expenses, including fees of consultant(s), accountant(s), counsel, and other persons acting on behalf of or for such party.


                [Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                      BANK:

                                            THE BANK OF NOVA SCOTIA


                                            By: /s/ Peter E. Mogk
                                               ----------------------------
                                               Name:  Peter E. Mogk
                                               Title: Treasurer



                                      PURCHASER:

                                            PENSKE AUTOMOTIVE HOLDINGS CORP.


                                            By: /s/ D.N. Gillespie
                                               ----------------------------
                                               Name:   D.N. Gillespie
                                               Title:  Managing Director/
                                                       Unit Head